U.S. SECURITIES AND EXCHANGE COMMISSION OMB APPROVAL
                             WASHINGTON, D.C. 20549

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FORM 3                                                        OMB APPROVAL
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                                                     OMB Number        3235-0104
                                                     Expires: September 30, 1997
                                                     Estimated average burden
                                                     hours per response......0.5

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    La Maina                   Francis                       C.
   ----------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

    c/o dick clark productions, inc.
    3003 West Olive Avenue
   ----------------------------------------------------------------------
   (Street)

    Burbank,                   California                 91505-7811
   ----------------------------------------------------------------------
   (City)                       (State)                   (Zip)


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2.  Date of Event Requiring
     Statement
     (Month/Day/Year)

              12/10/96
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3. IRS or Social Security
   Number of Reporting
   Person (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

     dick clark productions, inc.   (DCPI)
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5.  Relationship of Reporting Person to Issuer

                             (Check all applicable)

  X   Director                         X    10% Owner
-----                                -----
  X   Officer (give  title below)           Other (specify below)
-----                                -----

                      President and Chief Operating Officer
                      -------------------------------------

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6.  If Amendment, Date of Original (Month/Day/Year)


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7.  Indiviual or Joint/Group Filing (Check Applicable Line)

     [X]   Form filed by One Reporting Person
     [_]   Form filed by More than One Reporting Person
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
==============================================================================
            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================
1. Title of Security               2.  Amount of Securities      3.  Ownership               4.  Nature of Indirect
    (Instr. 4)                         Beneficially Owned            Form:  Direct               Beneficial Ownership
                                                                     (D) or Indirect             (Intr. 5)
                                       (Instr. 4)                    (I) (Instr. 5)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01            592,500(1)                    D

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Class A Common Stock,                    75,000                       D
  par value $.01

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

Reminder: Report on a separate  line for each class of  securities  beneficially
          owned directly or indirectly.                                   (Over)


*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).


                                                                 SEC 1473 (7-96)

TABLE II - DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED (E.G.,  PUTS,  CALLS,
           WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

===============================================================================
1.        Title of Derivative Security (Instr. 4)


               Employee Stock Option
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2.        Date Exercisable and Expiration Date (Month/Day/ Year)

            Date
            Exercisable                      Expiration Date
            -----------                      ---------------
               (2)                                N/A

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3.        Title and Amount of Securities  Underlying Derivative Security (Instr.
          4)

                                      Amount or
                                      Number of
              Title                     Shares
              -----                     ------
   Common Stock, par value $0.01       225,450
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4.        Conversion or Exercise Price of Derivative Security



               $3.88
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5.        Ownership Form of Derivative Security:
          Direct (D) or Indirect (I) (Instr. 5)

                            (D)
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6.        Nature of Indirect Beneficial Ownership (Instr. 5)




================================================================================

Explanation of Responses:

(1)    Includes 500 shares of Common Stock owned by Mr. La Maina's wife.

(2)    Currently exercisable.



                  /S/ Francis C. La Maina                         12/10/96
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                 ** Signature of Reporting Person                   Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (7-96)